EXHIBIT 10.5

Summary of Non-Employee
Director Compensation Program for CY2023

•Each non-employee director will receive an annual base retainer of $100,000. The Chairman of the Board, as well as the Committee Chairpersons, will receive additional annual retainer amounts as follows:

oChairman of the Board:                        $250,000
oAudit Committee Chair:                        $25,000
oCompensation & Leadership Development Committee Chair:    $20,000
oCorporate Governance & Nominating Committee Chair:        $20,000
oSustainability Committee Chair:                    $15,000
oTechnology Committee Chair:                    $15,000

•The payments described above will be paid on a quarterly basis.

•The Board will issue annual restricted stock awards (currently, each non-employee director receives stock with a value of $185,000). These awards shall be subject to a minimum one-year vesting.

•Board members will be able to elect to receive up to 100% of their $100,000 base retainer in stock; in addition, the Chairman of the Board and the Committee Chairpersons may elect to receive up to 100% of their additional amounts in stock.

•To the extent that a director does not choose to receive stock in lieu of cash, he or she may defer the cash under the Non-Employee Director Deferred Compensation Plan.

•Directors may elect to defer up to 100% of the equity they are entitled to receive pursuant to the 2009 Non-Employee Directors Stock Deferral Plan.